VOXX INTERNATIONAL CORPORATION

CONFIDENTIAL
August 26, 2024
Gentex Corporation
600 N. Centennial Street
Zeeland, MI 49464
Attn.: Kevin Nash and Scott Ryan
RE: Confidentiality and Non-Disclosure Agreement
Ladies and Gentlemen:

In connection with the consideration by Gentex Corporation, a Michigan corporation (the “Recipient”), of a possible transaction (a “Transaction”) with VOXX International Corporation, a Delaware corporation (together with its affiliates and subsidiaries, the “Company”), the Recipient has requested certain information concerning the Company. As a condition to the Recipient being furnished such information, we are requiring the Recipient to agree, as set forth in this letter agreement, to treat confidentially such information and any other information, whether oral, written, electronic, or otherwise, that the Company or its agents or representatives (including attorneys and financial advisors) furnish to the Recipient or its affiliates, or to the Recipient’s or its affiliates’ directors, officers, employees, agents, advisors, existing or prospective banks or institutional lenders, or representatives (all of the foregoing collectively referred to herein as the “Recipient’s Representatives”), whether furnished before or after the date of this letter agreement, and all reports, analyses, compilations, studies, reproductions, copies, notes, summaries, and other materials prepared by the Recipient or the Recipient’s Representatives (in whatever form maintained, whether documentary, computer storage, or otherwise) containing, reflecting, or based upon, in whole or in part, any such information (collectively, the “Evaluation Material”).
The term “Evaluation Material” does not include information that the Recipient can clearly demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or the Recipient’s Representatives, or anyone to whom the Recipient or the Recipient’s Representatives transmit any Evaluation Material, in violation of this letter agreement, (ii) is or becomes known or available to the Recipient or the Recipient’s Representatives on a non-confidential basis from a source that is not, to the knowledge of the Recipient or the Recipient’s Representatives after reasonable inquiry, prohibited from transmitting the information to the Recipient or the Recipient’s Representatives by a contractual, legal, or fiduciary obligation; (iii) was in the possession of Recipient or the Recipient’s Representatives on a non-confidential basis prior to disclosure by the Company, if demonstrable by written evidence thereof; or (iv) is or was independently developed by Recipient or the Recipient’s Representatives without use of the Evaluation Material.
In consideration of the furnishing of the Evaluation Material by the Company, the Recipient agrees that:
1The Recipient shall protect the confidentiality of all Evaluation Material. Subject to Section 3 below, the Evaluation Material shall be kept confidential and shall not, without the prior written consent of the Company, be disclosed by the Recipient or any of the Recipient’s Representatives, in whole or in part, and shall not be used by the Recipient or any of the Recipient’s Representatives, directly or indirectly, for any purpose whatsoever other than in connection with evaluating, negotiating, or advising with respect to a possible Transaction. For purposes of complying with the obligations set forth herein, the

Recipient shall use, at a minimum, efforts fully commensurate with those that it employs for the protection of its privileged and most highly confidential information, and in no event less than reasonable care. Moreover, the Recipient agrees to disclose that it is evaluating a Transaction and to transmit Evaluation Material to the Recipient’s Representatives only if and to the extent that the Recipient’s Representatives (a) need to know the Evaluation Material for the purpose of evaluating, negotiating, or advising with respect to such Transaction, (b) are informed by the Recipient of the confidential nature of the Evaluation Material and of the terms of this letter agreement, and (c) are directed by the Recipient to treat such Evaluation Material confidentially subject to the terms of this letter agreement and agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement as if they were parties hereto. The Recipient shall maintain a record of the Recipient’s Representatives who have been provided with any Evaluation Material and what information was provided to them. The Recipient shall notify the Company immediately upon discovery of any loss of or unauthorized disclosure or use of the Evaluation Material, or any other breach of this letter agreement, by the Recipient or the Recipient’s Representatives. In any event, the Recipient shall be fully responsible and liable for any actions by the Recipient’s Representatives that are not in accordance with, or otherwise constitute a breach of, any of the provisions of this letter agreement applicable to such Representatives. The Recipient agrees, at its sole expense, to take all reasonable measures to restrain the Recipient’s Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material and, in the event of any loss or unauthorized disclosure of the Evaluation Material, to assist the Company in every reasonable way to regain possession of the Evaluation Material.
2Without the prior written consent of the Company, neither the Recipient nor the Recipient’s Representatives shall disclose to any person (a) the fact that the Evaluation Material has been made available to the Recipient or the Recipient’s Representatives or that the Recipient or the Recipient’s Representatives has inspected any portion of the Evaluation Material, (b) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (c) any of the terms, conditions, or other facts with respect to any possible Transaction, including the status thereof. For the avoidance of doubt, the foregoing information in sub-clauses (a)-(c) shall also constitute Evaluation Material.
Without Recipient’s prior written consent, except as required by law, regulation, or legal proceeding, neither the Company nor its officers, directors, employees, shareholders, agents or advisors, shall disclose to any person (i) the fact that the Evaluation Material has been made available to the Recipient or the Recipient’s Representatives or that the Recipient or the Recipient’s Representatives have inspected any portion of the Evaluation Material, (ii) the fact that any discussions or negotiations with Recipient or its affiliates are taking place concerning a possible Transaction, or (iii) any of the terms, conditions, or other facts with respect to any possible Transaction between the Company and Recipient (or any of its affiliates), including the status thereof; provided, that the Company is permitted to make such disclosures to Company’s representatives who need to know such information for purposes of evaluating and negotiating a possible Transaction.
The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, any entity, individual, or the media.

3. In the event that the Recipient or any of the Recipient’s Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material, the Recipient shall notify the Company promptly of such request or requirement and of the documents requested or required thereby so that the Company may seek an appropriate protective order and/or waive in writing compliance with the provisions of this letter agreement, and the Recipient shall cooperate with and assist the Company in resisting, opposing, and limiting such compelled disclosure. If, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient or the Recipient’s Representatives are nonetheless, upon the written advice of the Recipient’s legal counsel, compelled to disclose such Evaluation Material or else stand liable for contempt or suffer other censure or penalty from any tribunal or governmental or similar authority, the Recipient or the Recipient’s Representative may disclose such information without liability hereunder; provided, however, that the Recipient or the Recipient’s Representative shall disclose only that portion of the Evaluation Material that the Recipient’s legal counsel advises is required to be disclosed, and the Recipient or the Recipient’s Representative shall give the Company written notice of the information to be so disclosed (including a copy of such information being disclosed) as far in advance of its disclosure as is practicable and shall use its best efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to such information required to be disclosed.

4. The parties hereto acknowledge that neither the Company nor any of its representatives has made, or, except as may be otherwise provided in any definitive agreement relating to a Transaction, shall make, any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The parties hereto agree that, except as may be otherwise provided in any definitive agreement relating to a Transaction, neither the Company nor its representatives shall have any liability to the Recipient or the Recipient’s Representatives resulting from the Evaluation Material or the Company’s or its representatives’ consideration of, or participation in a process relating to, a possible Transaction. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the part of the Recipient.

5. The Evaluation Material shall remain the property of the Company, and no right or license is granted to the Recipient, the Recipient’s Representatives, or any other person to any Evaluation Material. Nothing in this letter agreement obligates the Company to disclose any information relating to the Company to the Recipient or the Recipient’s Representatives or creates an agency or partnership relationship between the Company and the Recipient. Promptly upon request from the Company (and in any event within three business days after the Company’s request), the Recipient and the Recipient’s Representatives shall, except to the extent specifically prohibited by law, either (a) destroy all copies of the written Evaluation Material in its or their possession or under its or their custody or control (including that stored in any computer, word processor, smartphone, hand-held device, or similar device or equipment) and confirm such destruction to the Company in writing or (b) return to the Company all copies of the Evaluation Material furnished to the Recipient by or on behalf of the Company in its possession or in the possession of the Recipient’s Representatives. Such Evaluation Material shall include any material containing, prepared on the basis of, or reflecting any information in such Evaluation Material (whether prepared by the Company or its representatives, the Recipient, the Recipient’s Representatives, or otherwise), including all reports, analyses, compilations, studies, and other materials containing or based on the Evaluation Material or reflecting the Recipient’s or the Recipient’s Representatives’ review of, or interest in, the Company. The Recipient and the Recipient’s Representatives shall not retain any copies, extracts, or other reproductions in whole or in part of such material; provided that, the Recipient shall be entitled to retain one copy of the Evaluation Material: (i) stored in standard archival or computer back-up systems or retained pursuant to such person’s normal document retention practices, (ii) pursuant to professional accounting obligations or bona fide document retention policy requirements and/or (iii) for .the purposes of litigation relating to this letter agreement. Any such destruction shall be certified in writing to the Company by an authorized officer of the Recipient supervising the destruction. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and the Recipient’s Representatives shall continue to be bound by the confidentiality and other obligations hereunder.

6. For the purpose of the evaluation of the Evaluation Material and a possible Transaction, the Recipient and the Recipient’s Representatives shall not initiate or maintain contact in connection with or with respect to a possible Transaction with any director, officer, employee, agent, representative, customer, or supplier of the Company without permission of the Company.

7. The parties hereto acknowledge and agree that in the event of any breach of this letter agreement by the Recipient or the Recipient’s Representatives, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to compel specific performance of this letter agreement, without the need for proof of actual damages, and the Recipient further agrees to waive, and to cause the Recipient’s Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity as determined by a court of competent jurisdiction. In the event of litigation between the parties hereto relating to this letter agreement, if a court of competent jurisdiction determines that either party is the prevailing party in such litigation, then the prevailing party shall be entitled to receive from the non-prevailing party its reasonable legal fees and expenses incurred in connection with such litigation.

8. The parties hereto agree that each party reserves the right, in its sole and absolute discretion, to reject any or all proposals from, and to refuse to enter into or to terminate any or all discussions and negotiations with, the other party at any time and shall not be obligated to enter into any definitive agreement with the other party. Each party hereto agrees to promptly inform the other of any decision by it not to proceed with a Transaction. Each party hereto agrees that unless and until a definitive agreement between the parties with respect to a Transaction has been executed and delivered, neither party shall be under any legal obligation of any kind whatsoever to enter into a Transaction by virtue of this or any other written or oral expression with respect to a Transaction by any of its representatives. However, the agreements set forth herein are and shall remain in full force and effect during the periods set forth herein.

9. For a period of nine (9) months from the date of this letter agreement, the Recipient shall not, and shall cause the Recipient’s Representatives not to, directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Company:
a.(i) acquire, or offer, seek, propose, or agree to acquire, directly or indirectly, by purchase or otherwise, (A) greater than 35% of any equity or other securities of the Company (inclusive of any securities of the Company held by Recipient or Recipient’s Representatives as of the date hereof), (B) any of the assets, indebtedness, or businesses of the Company, or (C) any right or option to acquire any of the foregoing (including from a third party), or (ii) make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing;
b.solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents with respect to any equity or other securities of the Company with regard to any matter;
c.seek to control or influence the management or the Board of Directors of the Company, seek or propose to obtain representation on the Board of Directors of the Company or any committee thereof, seek to advise, encourage, or influence any person with respect to the voting of any equity or other securities of the Company or seek to induce or in any manner assist any other person to initiate any shareholder proposal with respect to any securities of the Company, any change of control of the Company, or for the purpose of convening any meeting of shareholders of the Company, or to initiate any tender or exchange offer for equity or other securities of the Company;
d.make any public or other announcement, except as required by law, or make any written or oral offer, proposal, or inquiry relating to a tender or exchange offer for any equity or other securities of the Company, or any merger, consolidation, business combination, or other transaction that would result in a change of control, sale of assets, liquidation, or other extraordinary corporate transaction between the Company and the Recipient and/or any of its affiliates (each such transaction being referred to herein as an “Acquisition”), or take any action that could reasonably be expected to require the Company to make a public announcement regarding any Acquisition or the pursuit of any strategic alternative;
e.deposit any equity or other securities of the Company in a voting trust or subject any such equity or other securities of the Company to any arrangement or agreement with respect to the voting, ownership, or economic interest of any such equity or other securities of the Company;
f.form, join, or in any way participate in any partnership, limited partnership, syndicate, or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting, or disposing of any equity or other securities of the Company or taking any other actions restricted or prohibited under clauses (a) through (e) of this Section 9;
g.advise, assist, arrange, or otherwise enter into any discussion or arrangement with any third party with respect to any actions restricted or prohibited under any provision of this Section 9; or
h.propose, inquire, or otherwise seek to have the Company amend or waive any provision of this Section 9;

provided, that the Recipient shall not be precluded from communicating solely and exclusively with the Board of Directors of the Company (the “Board”) or the Transaction Committee of the Board with respect to (i) a transaction involving the Company or (ii) seeking a waiver of any of the provisions of Section 9. If the Recipient or any of the Recipient’s Representatives receives any proposal, inquiry, or other communication with respect to any of the foregoing, the Recipient shall promptly advise the Company thereof in writing and provide full disclosure to the Company of the source and details of such proposal, inquiry, or communication. Notwithstanding the foregoing restrictions in this Section 9, the Recipient may purchase goods or services of the Company or submit proposals for the purchase or sale of goods or services to the Company in the ordinary course of business consistent with past practice.

The prohibitions set forth in Section 9 shall not apply to (i) any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including without limitation (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Recipient and its affiliates exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Recipient or any of its affiliates to file a Schedule 13D pursuant to the Exchange Act, or (ii) securities of the Company held by a person or entity acquired by Recipient on the date such person or entity first entered into an agreement to be acquired by Recipient.

Notwithstanding anything to the contrary contained herein, this Section 9 shall automatically terminate if (a) the Company enters into, or publicly announces its intention to enter into, a definitive agreement with any person that would, if consummated, result in such person beneficially owning (i) more than 50% of the Company’s outstanding voting securities or (ii) all or substantially all of the assets of the Company (each, a “Control Stake”), (b) any person or persons acting in concert shall have publicly announced an intention to commence, or commenced, a tender offer for a Control Stake, (c) any person or persons acting in concert shall have made and offer or proposal that is made public and which, if effected, would result in that person or persons having a Control Stake, (d) the Company announcing (including through an agent or representative) the Company’s or its Board of Directors’ approval or recommendation of any proposal from any person or persons related to such person or persons obtaining a Control Stake.
10. The Recipient hereby represents and warrants to the Company that, as of the date hereof, neither the Recipient, any of its affiliates, nor any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company, owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) any equity or other securities issued by the Company, other than 6,463,808 shares of the Company’s Class A Common Stock.

11. For a period of 18 months from the date of this letter agreement, the Recipient agrees that it and its affiliates shall not, directly or indirectly, (a) divert or attempt to divert any business or customer of the Company of which the Recipient or such affiliates become aware as a result of the Evaluation Material or otherwise in connection with the Transaction, except in the ordinary course of business, or (b) solicit for employment or hire (as an employee, independent contractor, or otherwise) any person who is currently employed by the Company or with whom you have contact or who becomes known to you in connection with the Transaction; provided, that the foregoing shall not preclude the Recipient from hiring any employee of the Company (other than managers or officers of the Company) who is under no restriction regarding such employment and who (i) initiates discussions with the Recipient regarding such employment without any direct or indirect solicitation by the Recipient, (ii) has had his or her employment terminated by the Company prior to commencement of discussions between the Recipient and such employee, or (iii) responds to any general solicitation placed by the Recipient not directed towards employees of the Company.

12. The Recipient acknowledges and agrees that it is aware (and that the Recipient’s Representatives are aware or, upon receipt of any Evaluation Material, will be advised by the Recipient) that (a) the Evaluation Material being furnished to the Recipient or the Recipient’s Representatives contains or may itself be material, non-public information regarding the Company and (b) the United States securities laws prohibit any persons who have material, non-public information concerning the Company, including the Evaluation Material, from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession or aware of such information.

13. To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine, or any other applicable privilege or doctrine concerning any pending, threatened, or prospective action, suit, proceeding, investigation, inquiry, arbitration, or dispute, the parties hereto acknowledge and agree that they have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration, or dispute, and agree that it is their mutual desire, intention, and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine, or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine, or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Recipient agrees to take all commercially reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

14. As the parties hereto may be, or may be deemed to be, competitors in some product lines, they agree that disclosures of competitively sensitive Evaluation Material (e.g., information concerning prices, pricing plans and strategies, bidding, and costs for competitive product lines) shall not occur until the parties have determined based upon their due diligence that there is a reasonable likelihood that they will want to engage in a Transaction and that such disclosure is necessary in order for the parties to evaluate the business and prospects and hence whether to undertake a Transaction. The parties hereto further agree that any such disclosures will be made only in accordance with applicable antitrust laws. The parties hereto further understand that any definitive agreement concerning a Transaction will contain further provisions on the sharing of competitively sensitive Evaluation Material in order to ensure compliance with all applicable antitrust laws until the Transaction closes (or in the event the Transaction does not close). The parties hereto may determine that, in order to evaluate a Transaction under antitrust or competition laws, it would further their common interest to exchange more detailed information under appropriate conditions.

15. This letter agreement will continue in effect for a period of two years from the date hereof. Any obligations imposed on the parties by this letter agreement that should by their terms survive the termination of this letter agreement shall so survive.

16. This letter agreement contains the entire agreement of the parties, supersedes any and all prior agreements, written or oral, between them relating to the subject matter hereof, and may not be amended unless agreed to in writing by each party hereto. For the avoidance of doubt, this letter agreement does not superseded that certain Mutual Confidential Disclosure Agreement between the Company and Recipient, dated November 20, 2023 (as amended). The provisions set forth in this letter agreement, including, without limitation, this Section, may be waived only by a separate writing by both of the parties hereto expressly so waiving such provisions. It is understood and agreed that no failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

    17. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. In the case of any such invalidity or unenforceability, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

18. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the State of Delaware for any actions or proceedings arising from or related to the matters set forth in this letter agreement. Each party hereby agrees that service of any process, summons, notice, or document by United States registered mail addressed to such party (at such party’s address set forth on the first page of this letter agreement) shall be effective service of process for any action, suit, or proceeding brought against such party in any such court. The Recipient also hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement or the proposed Transaction in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The Recipient hereby agrees that a final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Recipient and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

19. This letter agreement shall benefit and bind successors and assigns of each party hereto. This letter agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party hereto.

20. This letter agreement may be executed in multiple counterparts, each of which shall be an original with the same effect as if the signatures thereto were upon one instrument.

[Signatures follow on next page.]

If the Recipient is in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon shall constitute our agreement with respect to the subject matter hereof.

Very truly yours,
VOXX INTERNATIONAL CORPORATION
By:
Name:
Title:

Confirmed and Agreed as of the date written above:
GENTEX CORPORATION
By:
Name:
Title: